Exhibit 99.1

FOR MORE INFORMATION:

Charles Lynch

Vice President, Strategy and Investor Relations

954-384-0175, x-5692

charles_lynch@mednax.com

FOR IMMEDIATE RELEASE

MEDNAX Reports 2014 Second Quarter EPS of $0.79

Expects Third Quarter EPS of $0.82 to $0.86

FORT LAUDERDALE, Fla., July 31, 2014 – MEDNAX, Inc. (NYSE: MD), the national medical group specializing in neonatal, anesthesia, maternal-fetal, pediatric cardiology, and other pediatric physician services, today reported earnings of $0.79 per share for the three months ended June 30, 2014, an increase of 16% over the prior-year period.

For the 2014 second quarter compared to the prior year period, MEDNAX reported:

•	Revenue growth of 12.5 percent to $596 million;

•	Operating income growth of 14.4 percent to $130 million; and

•	Net income growth of 14.2 percent to $79 million.

“Our strong operating results reflect continued success in our active growth strategy,” said Roger J. Medel, M.D., Chief Executive Officer of MEDNAX. “We continue to see attractive opportunities in our acquisition pipeline, and have now completed eight additions in 2014, including one so far in the third quarter. As we continue to expand our national group practice, we will also remain focused on improving our operating efficiency and enhancing our capabilities to support our physicians as they provide great care to our patients.”

MEDNAX’s net patient service revenue for the three months ended June 30, 2014 increased by 12.5 percent, to $595.5 million, from $529.2 million for the comparable prior-year period, largely driven by contributions from acquisitions completed since April 2013.

MEDNAX’s revenue growth attributable to contributions from recently acquired practices was 9.2 percent, while overall same-unit revenue grew by 3.3 percent when compared to the prior year period.

During the three months ended June 30, 2014, MEDNAX recorded parity revenue from payors within those states that are now paying at the Medicare rate for Medicaid services as a result of the Patient Protection and Affordable Care Act. MEDNAX’s second quarter results include approximately $16.0 million in parity revenue that contributed approximately $0.05 to its net income per diluted share, reflecting the impacts of incentive compensation and income taxes, compared to approximately $2.5 million in revenue, or less than $0.01 per diluted share on a comparable basis, in the prior-year period.

Same-unit growth from net reimbursement-related factors was 2.6 percent. This was principally due to the favorable impact of the parity revenue recorded during the three months ended June 30, 2014, continued modest improvements in reimbursements received from third-party commercial payors resulting from the Company’s ongoing contract renewal process, and a slight increase in revenue from a shift in payor mix to commercial payors from government payors, year-over-year.

On a same-unit basis, the percentage of services reimbursed under government programs shifted by 30 basis points toward a lower percentage of services reimbursed under government programs for the 2014 second quarter when compared with the prior-year period.

Same-unit growth attributable to patient volume increased by 70 basis points for the 2014 second quarter when compared to the prior-year period. Volume growth in our anesthesia, neonatal intensive care, and other pediatric services was somewhat offset by declines in maternal-fetal medicine and pediatric cardiology services. For the 2014 second quarter, compared to the 2013 period, same-unit neonatal intensive care unit (NICU) patient days were up 0.7 percent.

Operating income for the 2014 second quarter was $129.7 million, up 14.4 percent from $113.4 million for the prior-year period. Operating margin was 21.8 percent for the 2014 second quarter, as compared to 21.4 percent for the prior-year period. The increase of 35 basis points was primarily the result of slower growth in practice salaries and benefits and general and administrative expenses as compared to revenue.

For the 2014 second quarter, general and administrative expenses were $60.8 million, as compared to $54.6 million for the prior-year period, a growth rate of 11.4 percent, somewhat lower than the rate of revenue growth. General and administrative expenses as a percentage of net patient service revenue was 10.2 percent for the three months ended June 30, 2014, slightly lower than in the prior-year period.

MEDNAX generated net income of $79.0 million for the 2014 second quarter, or $0.79 per share based on a weighted average 99.9 million shares outstanding. This compares with net income of $69.2 million, or $0.68 per share, for the 2013 second quarter, based on a weighted average 101.1 million shares outstanding.

Through the first half of 2014, MEDNAX has generated revenue of $1.16 billion, up 12.6% from $1.03 billion for the prior-year period. Operating income for the six months ended June 30, 2014, grew by 14.1% to $233.8 million, up from $204.9 million for the first half of

2013. MEDNAX earned net income of $142.7 million, or $1.42 per share, through June 30, 2014, based on a weighted average 100.2 million shares outstanding, which compares to net income of $124.6 million, or $1.23 per share, based on a weighted average 100.9 million shares for the first half of 2013.

MEDNAX had cash and cash equivalents of $17.7 million at June 30, 2014, and net accounts receivable were $327.4 million.

During the 2014 second quarter, MEDNAX generated cash flow from operations of $134.2 million, as compared to $126.6 million for the 2013 second quarter.

MEDNAX used approximately $73.4 million of its cash during the 2014 second quarter to fund acquisitions and to make contingent purchase price payments for previously completed acquisitions. During the second quarter of 2014, three physician group practices were acquired, becoming part of American Anesthesiology, and the Company also acquired a small, complementary consulting services company. Through the first half of 2014, MEDNAX acquired a total of six physician group practices, five becoming part of American Anesthesiology and one becoming part of Pediatrix Medical Group.

Since the end of the 2014 second quarter, MEDNAX has announced the acquisition of Associated Anesthesiologists of Joliet, S.C., a private physician group practice based in Joliet, IL, and its related entities, which on a combined basis provide anesthesia and pain-management services in southern Illinois and northern Indiana through 85 full-time anesthesia providers (37 anesthesiologists and 48 anesthetists) and 12 other clinical and administrative staff.

2014 Third Quarter Outlook

For the 2014 third quarter, MEDNAX expects earnings will be in a range of $0.82 to $0.86 per share. This outlook assumes that total same-unit revenue growth for the three months ended September 30, 2014 will grow by 2.0 percent to 4.0 percent from the prior-year period. This same-unit revenue growth will be driven primarily by net reimbursement growth, including the positive impact from parity. The forecast estimates volume to be 0.5 percent higher to 1.5 percent higher for the 2014 third quarter, as compared to the 2013 third quarter.

Included in the outlook for the 2014 third quarter is approximately $0.05 per share from Medicaid parity, reflecting the impacts from incentive compensation and income taxes.

Earnings conference call

MEDNAX, Inc., will host an investor conference call to discuss the quarterly results at 10 a.m., E.D.T. today. The conference call Webcast may be accessed from the Company’s Website, www.mednax.com. A telephone replay of the conference call will be available from noon Eastern Time today through midnight E.D.T. August 14, 2014 by dialing 800.475.6701, access Code 330897. The replay will also be available at www.mednax.com.

ABOUT MEDNAX

MEDNAX, Inc. is a national medical group that comprises the nation’s leading providers of neonatal, anesthesia, maternal-fetal and pediatric medical and surgical subspecialty services. The Company is reshaping the delivery of care within its specialties and subspecialties using evidence-based tools, continuous quality initiatives and clinical research to enhance patient outcomes and provide high-quality, cost-effective care. Pediatrix Medical Group, a division of MEDNAX, was founded in 1979 and includes neonatal physicians who provide services at more than 360 neonatal intensive care units, and collaborate with affiliated maternal-fetal medicine, pediatric cardiology, pediatric critical care and physician subspecialists to provide a clinical care continuum. Pediatrix is also the nation’s largest provider of newborn hearing screens. American Anesthesiology, a division of MEDNAX, was established in 2007 and includes more than 2,150 anesthesiologists and advanced practitioners who provide anesthesia care to patients in connection with surgical and other procedures as well as pain management. MEDNAX, through its affiliated professional corporations, employs more than 2,500 physicians in 34 states and Puerto Rico. Additional information is available at www.mednax.com.

###

Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions, and are based on assumptions and assessments made by MEDNAX’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and MEDNAX undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in MEDNAX’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well MEDNAX’s current reports on Form 8-K, filed with the Securities and Exchange Commission.

MEDNAX, INC.

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net patient service revenue	$595,544	$529,180	$1,161,883	$1,031,895

Operating expenses:
Practice salaries and benefits	372,216	331,922	744,256	661,123
Practice supplies and other operating expenses	22,466	19,416	43,882	38,916
General and administrative expenses	60,829	54,601	119,243	107,919
Depreciation and amortization	10,361	9,870	20,732	19,014

Total operating expenses	465,872	415,809	928,113	826,972

Income from operations	129,672	113,371	233,770	204,923
Investment and other income	335	396	1,970	798
Interest expense	(2,188)	(1,673)	(3,559)	(2,862)
Equity in earnings of unconsolidated affiliate	150	—	150	—

Total non-operating expenses	(1,703)	(1,277)	(1,439)	(2,064)

Income before income taxes	127,969	112,094	232,331	202,859
Income tax provision	48,944	42,876	89,646	78,274

Net income	79,025	69,218	142,685	124,585
Less: Net income attributable to noncontrolling interests	(9)	—	(9)	—

Net income attributable to MEDNAX, Inc.	$79,016	$69,218	$142,676	$124,585

Net income attributable to MEDNAX, Inc. common and common equivalent share (diluted)	$0.79	$0.68	$1.42	$1.23

Weighted average shares used in computing net income attributable to MEDNAX, Inc. per common and common equivalent share (diluted)	99,866	101,098	100,226	100,942

Balance Sheet Highlights

(in thousands)

(Unaudited)

	As of	As of
	June 30, 2014	December 31, 2013
Assets:
Cash and cash equivalents	$17,713	$31,137
Short-term investments	7,568	6,457
Accounts receivable, net	327,410	285,397
Other current assets	55,007	45,134
Goodwill, other assets, property and equipment	2,766,802	2,640,591

Total assets	$3,174,500	$3,008,716

Liabilities and equity:
Accounts payable and accrued expenses	$241,766	$308,754
Total debt	178,693	27,235
Other liabilities	349,264	329,739

Total liabilities	769,723	665,728
Total equity	2,404,777	2,342,988

Total liabilities and equity	$3,174,500	$3,008,716